EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 87¢ PER SHARE

AND DECLARES DIVIDEND OF 35¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 6, 2020--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2020 the Company reported net sales of $123.6 million and diluted earnings of 87¢ per share, compared with net sales of $114.0 million and diluted earnings of 74¢ per share in the first quarter of 2019.

The Company also announced today that its Board of Directors declared a dividend of 35¢ per share for the first quarter, for shareholders of record as of May 18, 2020, payable on June 1, 2020. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the financial results for the first quarter of 2020, “Strong consumer demand, exciting new products, and reduced reliance on promotions led to improved earnings and cash flows, which strengthened our already robust debt-free balance sheet as we ended the quarter with $188 million of cash and short-term investments. In addition, inventories were reduced at both Ruger and at our distributors as retail demand outstripped available inventories, particularly in the latter weeks of the quarter.”

Mr. Killoy commented on the COVID-19 pandemic and its impact on the Company, “The COVID-19 pandemic has created significant uncertainty and adversely impacted many industries throughout the global economy. Nevertheless, any adverse financial impact on our business resulting from COVID-19 was negligible in the first quarter of 2020. Beginning in March, we took many proactive steps to maintain the health and safety of our employees and mitigate its impact on our business. These actions included:

•	Providing all hourly employees with an additional two weeks of paid time off,
•	Encouraging employees to work remotely, wherever possible, and implementing social distancing throughout each manufacturing facility, including in every manufacturing cell,
•	Communicating with and assisting employees with potential health issues,
•	Restricting visitor access to avoid introducing new people to the factory environment,
•	Implementing additional cleaning, sanitizing and other health and safety processes to maintain a clean and safe workplace, and
•	Manufacturing and donating personal protective equipment to hospitals, health care facilities, and police and fire departments in our local communities.”

Mr. Killoy continued, “The impact of COVID-19 has increased in the past month, but we have been fortunate and have been able to keep all of our facilities safe and open with only limited restrictions on production. We are well positioned to manage through this global crisis as we continue to monitor and adjust our mitigation efforts daily. Our financial strength, evidenced by our debt-free balance sheet and our cash and short-term investments, which now exceed $200 million, coupled with our $40 million revolving credit facility provide added financial security and flexibility.”

Mr. Killoy made the following observations related to the Company’s first quarter 2020 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 37% in the first quarter of 2020 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 42%. These substantial increases are attributable to increased consumer demand for firearms in the first quarter of 2020, especially the latter stages.

•	Sales of new products, including the Wrangler, the Ruger-57, the LCP II in .22 LR, the PC Charger, and the AR-556 pistol, represented $23.0 million or 20% of firearm sales in the first quarter of 2020. New product sales include only major new products that were introduced in the past two years.

•	During the first quarter 2020, the Company’s finished goods inventory decreased 35,500 units and distributor inventories of the Company’s products decreased 77,900 units. In the aggregate, total Company and distributor inventories decreased by 34% during the quarter.

•	Cash provided by operations during the first quarter of 2020 was $31.1 million. At March 28, 2020, our cash and short-term investments totaled $187.6 million. Our current ratio is 4.2 to 1 and we have no debt.

•	In the first quarter of 2020, capital expenditures totaled $4.1 million. We expect our 2020 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first quarter of 2020, the Company returned $3.0 million to its shareholders through the payment of dividends.

•	At March 28, 2020, stockholders’ equity was $297.8 million, which equates to a book value of $17.03 per share, of which $10.73 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2020. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 7, 2020, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 9986785.

On Wednesday, May 13, 2020, Sturm, Ruger will hold its Annual Meeting of Stockholders live via the Internet at 9:00 a.m. ET. Stockholders will be able to participate in this virtual meeting by following the directions and using the control number supplied with their proxy materials.  Other interested parties may listen to the virtual meeting via the Internet at www.virtualshareholdermeeting.com/RGR2020.

The Quarterly Report on Form 10-Q for the first quarter of 2020 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the first quarter of 2020 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	March 28, 2020	December 31, 2019

Assets

Current Assets
Cash	$37,979	$35,420
Short-term investments	149,575	129,488
Trade receivables, net	55,836	52,640

Gross inventories	68,795	79,011
Less LIFO reserve	(47,481)	(47,137)
Less excess and obsolescence reserve	(3,025)	(3,573)
Net inventories	18,289	28,301

Prepaid expenses and other current assets	2,939	3,467
Total Current Assets	264,618	249,316

Property, plant and equipment	376,117	372,482
Less allowances for depreciation	(305,251)	(298,568)
Net property, plant and equipment	70,866	73,914

Deferred income taxes	3,863	5,393
Other assets	23,052	20,338
Total Assets	$362,399	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	March 28, 2020	December 31, 2019

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$29,268	$29,771
Contract liabilities with customers	8,563	9,623
Product liability	737	735
Employee compensation and benefits	14,400	14,273
Workers’ compensation	5,841	5,619
Income taxes payable	3,683	1,223
Total Current Liabilities	62,492	61,244

Product liability accrual	23	83
Lease liability	2,065	2,176

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2020 – 24,193,052 issued, 17,483,154 outstanding 2019 – 24,160,424 issued, 17,450,526 outstanding	24,193	24,160
Additional paid-in capital	38,707	38,683
Retained earnings	380,509	368,205
Less: Treasury stock – at cost 2020 – 6,709,898 shares 2019 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	297,819	285,458
Total Liabilities and Stockholders’ Equity	$362,399	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 28, 2020	March 30, 2019

Net firearms sales	$122,765	$112,932
Net castings sales	874	1,106
Total net sales	123,639	114,038

Cost of products sold	87,630	81,441

Gross profit	36,009	32,597

Operating expenses:
Selling	7,636	8,131
General and administrative	8,210	8,014
Total operating expenses	15,846	16,145

Operating income	20,163	16,452

Other income:
Interest income	566	679
Interest expense	(25)	(26)
Other income, net	107	295
Total other income, net	648	948

Income before income taxes	20,811	17,400

Income taxes	5,473	4,367

Net income and comprehensive income	$15,338	$13,033

Basic earnings per share	$0.88	$0.75

Diluted earnings per share	$0.87	$0.74

Cash dividends per share	$0.18	$0.28

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 28, 2020	March 30, 2019

Operating Activities
Net income	$15,338	$13,033
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,214	7,486
Stock-based compensation	1,354	1,541
Deferred income taxes	1,530	411
Changes in operating assets and liabilities:
Trade receivables	(3,196)	(7,187)
Inventories	10,012	(5,062)
Trade accounts payable and accrued expenses	(266)	(4,485)
Contract liability to customers	(1,060)	(3,518)
Employee compensation and benefits	127	(8,157)
Product liability	(58)	501
Prepaid expenses, other assets and other liabilities	(2,384)	(4,872)
Income taxes payable	2,460	7
Cash provided by (used for) operating activities	31,071	(10,302)

Investing Activities
Property, plant and equipment additions	(4,094)	(2,711)
Purchases of short-term investments	(89,535)	(44,961)
Proceeds from maturities of short-term investments	69,448	59,763
Cash (used for) provided by investing activities	(24,181)	12,091

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(1,297)	—
Dividends paid	(3,034)	(4,887)
Cash used for financing activities	(4,331)	(4,887)

Increase (decrease) in cash and cash equivalents	2,559	(3,098)

Cash and cash equivalents at beginning of period	35,420	38,492

Cash and cash equivalents at end of period	$37,979	$35,394

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	March 28, 2020	March 30, 2019

Net income	$15,338	$13,033

Income tax expense	5,473	4,367
Depreciation and amortization expense	7,214	7,486
Interest income	(566)	(679)
Interest expense	25	26
EBITDA	$27,484	$24,233